Strictly Private and Confidential

Preliminary Valuation Range Information

March 18, 2009

Contents

I.

Preliminary Valuation Analysis

•

Comparable Public Companies

•

Comparable M&A Transactions

•

Discounted Cash Flow

•

Premiums Paid Analysis

•

Trading History

•

Valuation Summary

II.

Appendices

A.

Cuisine Solutions – Historical Financial Results

B.

Comparable Companies – Business Description

Preliminary Valuation Analysis

Market Approach

Comparable Public Companies

Comparable Publicly Traded Companies - Market and Financial Data
($ amounts in millions, except stock price data)									Enterprise Value to:

Company	Ticker	Beta	Stock Price 3/13/09	Shares Outstanding	Market Cap.(1)	Enterprise Value(2)	LTM Revenue	LTM EBITDA(3)	LTM Revenue	2009E Revenue	LTM EBITDA	2009E EBITDA

Armanino Foods of Distinction Inc.	AMNF	0.45	0.30	34.6	10.4	$10.0	19.9	1.9	0.5x	NM	5.3x	NM
Bridgford Foods Corp.	BRID	0.86	4.20	9.4	36.6	$29.4	121.2	(0.7)	0.2x	NM	NM	NM
High Liner Foods Inc.	TSX:HLF	0.23	5.50	13.4	73.8	$150.6	506.7	32.1	0.3x	NM	4.9x	NM
The Inventure Group	SNAK	0.56	1.27	20.2	25.6	$45.1	113.1	8.1	0.4x	0.4x	5.6x	4.8x
Monterey Gourmet Foods Inc.	PSTA	0.96	0.81	16.8	13.6	$11.4	97.2	0.4	0.1x	0.1x	27.9x	NM
Overhill Farms Inc.	OFI	1.32	3.20	15.8	50.6	$81.9	237.2	24.9	0.3x	0.3x	3.3x	NM
Target
Cuisine Solutions Inc.	FZN	0.95	0.57	17.6	10.0	$15.3	84.3	2.4	0.2x	NM	6.3x	NM
								Comparables

	(1) Stock price multiplied by number of shares outstanding							Mean	0.4x	0.4x	6.1x	6.4x
	(2) Market capitalization plus net debt, preferred equity, and minority interests							Median	0.4x	0.4x	6.5x	6.4x
	(3) Earnings before interest, taxes, depreciation and amortization

Source: Capital IQ

Market Approach

Comparable M&A Transactions

Select Merger and Acquisition Transactions
($ amounts in millions)
				Last Twelve Months			Purchase Price as a Multiple of:
Date Effective	Target Name	Acquiror Name	Enterprise Value	Target Revenue	Target EBITDA		LTM Revenue	LTM EBITDA

1/20/09	Singapore Food Industries	Singapore Airport Terminal Services	$356.81	472.16	48.80		0.8x	7.3x
12/4/08	Tokatsu Foods Co.	Tokatsu Management	$143.55	894.10	29.67		0.2x	4.8x
11/18/08	Galaxy Nutritional Foods Inc.	Galaxy Partners	$6.74	25.03	1.33		0.3x	5.1x
4/1/08	Alto Dairy Cooperative	Saputo Cheese USA, Inc.	$160.00	378.00	19.60		0.4x	8.2x
1/28/08	HEINRICH HAMKER Lebensmittelwerke	IFR Capital Plc	$40.87	230.87	3.59		0.2x	11.4x
10/19/07	Granulati Italia S.P.A.	Burani Designer Holding N.V.	$4.17	14.61	1.91		0.3x	2.2x
6/26/07	Kahiki Foods Inc.	ABARTA, Inc.	$21.58	25.07	1.12		0.9x	19.3x
5/7/07	Premium Standard Farms Inc.	Smithfield Foods Inc.	$786.67	880.39	131.93		0.9x	6.0x
11/2/06	Otis Spunkmeyer Holdings Inc.	ARYZTA AG	$660.35	371.52	50.25		1.8x	13.1x
10/26/06	Global Commerce Development	Undisclosed	$1.59	7.96	0.94		0.2x	1.7x
6/8/06	Brossard	Undisclosed	$126.41	133.06	30.84		1.0x	4.1x
1/11/05	Casual Gourmet Foods, Inc.	Monterey Gourment Foods Inc.	$9.78	13.54	0.93		0.7x	10.5x
9/20/02	Brake Bros plc	Clayton, Dubilier & Rice, Inc.	$713.10	2,082.76	97.34		0.3x	7.3x

						Mean:	0.6x	7.8x
						Median:	0.4x	7.3x

Source: Capital IQ, press releases and company Form 10-K, 10-Q and 8-K's.

Income Approach

Discounted Cash Flow

Awaiting information from the Company.

Premiums Paid Analysis

Precedent Transactions
($ amounts in millions)
Date	Target Name	Acquiror Name or Transaction	LTM Revenue	1-day Premium	1-week Premium	1-month Premium	3-month Premium	6-month Premium	1-year Premium

2/17/2009	Katy Industries	Reverse Split	$174.2	135%	127%	110%	107%	80%	62%
2/9/2009	Galaxy Nutritional Foods	Mill Road Capital	$24.8	112%	102%	71%	100%	93%	90%
12/9/2008	Grill Concepts Inc.	Reverse/Forward Split	$100.9	100%	71%	79%	20%	-15%	-46%
10/29/2008	Middleton Doll Co.	Reverse Split	$13.0	138%	150%	123%	130%	111%	38%
10/22/2008	Williams Industries Inc.	Delisting	$38.9	96%	91%	73%	81%	86%	54%
10/8/2008	Entrx Corp.	Reverse/Forward Split	$28.0	59.0%	31.0%	36.0%	36.0%	35.0%	19.0%
9/5/2008	Careguide Inc.	Reverse Split	$21.7	8%	17%	34%	26%	54%	39%
7/24/2008	Five Star Products	National Patent Development Corp.	$125.3	33%	33%	25%	16%	-12%	-33%
6/25/2008	Levcor International Inc.	Reverse Split	$20.0	7%	7%	7%	10%	-2%	-23%
3/13/2008	Quadra Realty Trust	Hypo Real Estate Capital Corp.	$—	34%	36%	38%	37%	22%	3%

			Mean:	72%	67%	60%	56%	45%	20%
			Median:	78%	54%	55%	37%	45%	29%

3/13/2009	Cuisine Solutions	Reverse/Forward Split at $0.90/share	$ 84.3	58%	54%	43%	39%	-28%	-52%
3/13/2009	Cuisine Solutions	Reverse/Forward Split at $1.05/share	$ 84.3	84%	80%	67%	63%	-16%	-44%

Note: Premiums are to average share price for the listed period Source: SEC Filings

Company Trading History

Valuation Summary

($ in millions, except per share data)
Methodology	Relevant Company Data	Selected Multiple Range (1)		Implied Company Enterprise Value Range		Less Net Debt	Implied Company Equity Value Range
Comparable Companies
Trading Multiples
		Low	High	Low	High		Low	High
LTM Revenue	$84.3	0.3 x	0.4 x	$21.9	$32.6	$(5.3)	$16.6	$27.3
LTM EBITDA	2.4	4.9 x	5.6 x	11.9	13.5	(5.3)	6.7	8.3

			Mean:	$16.9	$23.1		$11.7	$17.8
			Per Diluted Share:				$0.64	$0.98
Comparable M&A
Transaction Multiples
		Low	High	Low	High		Low	High
LTM Revenue	$84.3	0.3 x	0.4 x	$22.7	35.7	$(5.3)	$17.5	$30.4
LTM EBITDA	2.4	4.8 x	7.3 x	11.7	17.8	(5.3)	6.5	12.5

			Mean:	$17.2	$26.7		$12.0	$21.5
			Per Diluted Share:				$0.66	$1.19
Discounted Cash Flow

			:
			Awaiting information from the Company

Premiums Paid Analysis

Current Share Price as of:		March 13, 2009						$0.57
Median 1-day Premium								77.5%

		Merger Premium Price per Share:						$1.01

Cuisine Solutions Estimated Value per Diluted Share:							$0.90	$1.05
Note: Assumes 18.1 million fully diluted shares.

Appendices

A. Cuisine Solutions – Historical Financial Results

Historical Statements of Income

	Audited							Unaudited
	For the years ended							For the twenty-four weeks ended				LTM(1) ended
	June 24,		June 30,		June 28,		December 15,		December 13,		December 13,
	2006		2007		2008		2007		2008		2008
(dollars in thousands)
Net Sales	$64,114	100%	$80,331	100%	$87,479	100%	$41,218	100%	$38,050	100%	$84,311	100%
Cost of Goods Sold	48,002	75%	62,116	77%	69,417	79%	32,867	80%	30,246	79%	66,796	79%
Gross Margin	16,112	25%	18,215	23%	18,062	21%	8,351	20%	7,804	21%	17,515	21%
Operating Expenses
Research and Development	632	1%	909	1%	1,067	1%	499	1%	463	1%	1,031	1%
Selling and Marketing	6,603	10%	7,688	10%	8,197	9%	3,849	9%	3,686	10%	8,034	10%
General and Administrative	5,136	8%	6,051	8%	8,601	10%	3,475	8%	3,025	8%	8,151	10%
	12,371	19%	14,648	18%	17,865	20%	7,823	19%	7,174	19%	17,216	20%
Income from Operations	3,741	6%	3,567	4%	197	0%	528	1%	630	2%	299	0%
Other Income (Expense)
Investment Income	57	0%	-	0%	-	0%	-	0%	-	0%	-	0%
Interest Expense		0%	(238)	0%	(425)	0%	(182)	0%	(148)	0%	(391)	0%
Loss on sale of investment	(49)	0%	-	0%	-	0%	-	0%	-	0%	-	0%
Other Income (Expense)	56	0%	30	0%	236	0%	43	0%	(2)	0%	191	0%
	64	0%	(208)	0%	(189)	0%	(139)	0%	(150)	0%	(200)	0%
Minority Interest	-	0%	-	0%	-	0%	-	0%	4	0%	-	0%
Income before Taxes	3,805	6%	3,359	4%	8	0%	389	1%	484	1%	99	0%
Income Tax Benefit (Expense)	(20)	0%	5,249	7%	36	0%	(157)	0%	(194)	-1%	(1)	0%
Net Income from Continuing Operations	$ 3,785	6%	$ 8,608	11%	$44	0%	$232	1%	$290	1%	$98	0%
Depreciation and Amortization	730	1%	1,445	2%	1,942	2%	889	2%	1,076	3%	2,129	3%
EBITDA (2)	$ 4,471	7%	$ 5,012	6%	$ 2,139	2%	$ 1,417	3%	$ 1,706	4%	$ 2,428	3%
——————— (1)Last twelve months (2)Earnings before interest, taxes, depreciation and amortization Source: Publicly available financial statements.

Historical Balance Sheets

	As of (Audited)						As of (Unaudited)
	June 24,		June 30,		June 28,		December 15,			December 13,
(dollars in thousands)	2006		2007		2008		2007			2008
ASSETS
Current Assets
Cash and Cash Equivalents	$2,154	8%	$546	1%	$1,016	2%	$593	1%	$796	2%
Accounts Receivable, Trade	5,360	20%	5,864	14%	8,264	20%	9,444	21%	8,054	20%
Inventory	9,461	35%	15,081	37%	11,322	27%	13,248	29%	10,298	20%
Prepaid Expenses	373	1%	521	1%	482	1%	641	1%	764	2%
Accounts Receivable, Related Party	25	0%	57	0%	-	0%	45	0%	-	0%
Deferred Tax Assets	-	0%	680	2%	801	2%	1,806	4%	449	1%
Other Current Assets	622	2%	638	2%	458	1%	601	1%	468	1%
Total Current Assets	17,995	67%	23,387	57%	22,343	53%	26,378	58%	20,829	53%
Investments, non-current	375	1%	375	1%	375	1%	375	1%	375	1%
Fixed Assets, Net	8,321	31%	12,520	30%	14,012	33%	13,612	30%	12,807	33%
Restricted Cash	5	0%	66	0%	130	0%	97	0%	162	0%
Deferred Tax Assets	-	0%	4,884	12%	5,002	12%	5,152	11%	5,065	13%
Other Assets	70	0%	83	0%	86	0%	71	0%	100	0%
TOTAL ASSETS	$26,766	100%	$41,315	100%	$41,948	100%	$45,685	100%	$39,338	100%
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable and Accrued Expenses	$5,831	22%	$6,999	17%	$6,357	15%	$9,587	21%	$6,253	16%
Accrued Payroll and Related Liabilities	2,455	9%	2,486	6%	2,389	6%	1,748	4%	1,628	4%
Line-of-credit	1,000	4%	1,811	4%	1,049	3%	2,058	5%	625	2%
Current Portion of Long-term Debt	356	1%	777	2%	906	2%	926	2%	953	2%
Other Current Liabilities	150	1%	-	0%	-	0%	-	0%	-	0%
Total Current Liabilities	9,792	37%	12,073	29%	10,701	26%	14,319	31%	9,459	24%
Long-term Debt, Less Current Portion	3,321	12%	5,523	13%	5,689	14%	5,425	12%	4,471	11%
Other Liabilities	398	1%	599	1%	771	2%	631	1%	781	2%
Total Liabilities	13,511	50%	18,195	44%	17,161	41%	20,375	45%	14,711	37%
Minority Interest	-	0%	-	0%	-	0%	-	0%	63	0%
Stockholders' Equity
Common Stock	165	1%	166	0%	174	0%	167	0%	176	0%
Additional Paid-in Capital	27,516	103%	28,248	68%	28,946	69%	27,992	61%	29,347	75%
Treasury Stock		0%	-	0%	-	0%	-	0%	(17)	0%
Accumulated Deficit	(15,127)	(57%)	(6,402)	(15%)	(6,358)	(15%)	(4,351)	(10%)	(6,068)	(15%)
Accumulated Other Comprehensive Income
Cumulative Translation Adjustment	701	3%	1,108	3%	2,025	5%	1,502	3%	1,126	3%
Total Stockholders' Equity	13,255	50%	23,120	56%	24,787	59%	25,310	55%	24,564	62%
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$26,766	100%	$41,315	100%	$41,948	100%	$ 45,685	100%	$ 39,338	100%

Source: Publicly available financial statements.

B. Comparable Companies – Business Description

Comparable Companies

Business Descriptions

•

Armanino Foods of Distinction, Inc. (OTCPK:AMNF) engages in the production and marketing of frozen and refrigerated food products in the United States. The company's frozen products include pesto sauces, stuffed pastas, and pasta sheets, as well as value-added specialty Italian pastas, focaccia, and cooked meat products. Its refrigerated products comprise the Garlic Zing product line, which is sold to retail customers in the western region of the United States. The company markets its products through a network of food brokers, as well as sells to retail and foodservice distributors, club type stores, and industrial accounts. Armanino Foods was founded in 1978 and is based in Hayward, California.

•

Bridgford Foods Corporation (NASDAQ:BRID) engages in the manufacture, processing, and distribution of frozen, refrigerated, and snack food products in the United States and Canada. The company’s products include biscuits, bread dough items, roll dough items, dry sausage products, and beef jerky, as well as various sandwiches and sliced luncheon meats. It also resells jerky, cheeses, salads, party dips, Mexican foods, nuts, and other delicatessen type food products. The company provides its products to restaurants, food operations of healthcare providers, schools, hotels, resorts, corporations, and other traditional and non-traditional food service outlets. It sells approximately 190 frozen food products to retail outlets, restaurants, and institutions through wholesalers, cooperatives, and distributors, as well as approximately 270 items to supermarkets, mass merchandise, and convenience retail stores through a direct store delivery network. The company was founded in 1952 and is based in Anaheim, California.

Comparable Companies

Business Descriptions

•

High Liner Foods Incorporated (TSX:HLF) manufactures and markets prepared and packaged frozen seafood in North America. The company processes, markets, and distributes frozen seafood products for retail and food service customers. It sells its products under High Liner, Fisher Boy, FPI, Sea Cuisine, Mirabel, and Royal Sea brand names, as well as under private label brands. The company delivers seafood and menu to food service operators in restaurant segments, foodservice distributors, grocery and club stores, specialty seafood distributors, and general line food processing companies; and produces breaded and battered fish sticks and portions for grocery retailers. High Liner Foods was founded in 1899 and is headquartered in Lunenburg, Canada.

•

The Inventure Group, Inc. (NASDAQ: SNAK) engages in the development, production, marketing, and distribution of snack food products and frozen berry products in the United States. It manufactures and sells T.G.I. Friday’s brand snacks under license from TGI Friday’s, Inc.; and BURGER KING brand snack products under license from BURGER KING. The company also offers snack food products under its own brands, including Poore Brothers, Bob’s Texas Style, and Boulder Canyon Natural Foods brand batch-fried potato chips, as well as Tato Skins brand potato snacks through independent distributors. The Inventure Group sells its T.G.I. Friday’s brand salted snack products and BURGER KING snack products to mass merchandisers, and grocery, club, and drug stores directly, as well as to convenience stores and vend operators primarily through independent distributors. The company was founded in 1986. The Inventure Group is based in Phoenix, Arizona.

Comparable Companies

Business Descriptions

•

Monterey Gourmet Foods, Inc. (NASDAQ:PSTA) engages in the production, distribution, and marketing of refrigerated gourmet food products in the United States, Canada, the Caribbean, Latin America, and the Asia Pacific. It produces a range of pastas, pasta sauces, salsas, dips, hummus, spreads, Sonoma Jack cheeses, chicken sausages, chicken meatballs, and polenta. The company offers its products principally under the Monterey Gourmet Foods, Monterey Pasta, Arthur's, CIBO Naturals, Emerald Valley Kitchen, Isabella's Kitchen, Sonoma Cheese, and Casual Gourmet brand names, as well as under various private labels. Monterey Gourmet Foods markets its products through grocery and club stores. The company was founded in 1989 and is headquartered in Salinas, California.

•

Overhill Farms, Inc. (AMEX:OFI) engages in the manufacture and sale of prepared frozen food products for branded retail, private label, foodservice, and airline customers in the United States. Its product line includes entrees, plated meals, bulk-packed meal components, pastas, soups, sauces, poultry, meat and fish specialties, and organic and vegetarian offerings. The company was founded in 1995 and is headquartered in Vernon, California.

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